Exhibit 99.1

KONTOOR BRANDS REPORTS THIRD QUARTER 2020 RESULTS;
REINSTATES A QUARTERLY DIVIDEND AND PROVIDES FY'20 OUTLOOK

•Q3 Reported Revenue of $583 million declined 9 percent compared with the prior year
•Q3 Reported EPS of $1.05; Adjusted EPS of $1.33 increased 40 percent compared with the prior year
•Q3 Reported Gross Margin increased 410 bps to 44.2 percent compared with the prior year; Adjusted Gross Margin increased 240 bps to 43.3 percent
•Strong cash generation supported additional discretionary debt repayments totaling $100 million in the third quarter, achieving lowest net debt level since spin-off in May 2019
•The Company’s Board of Directors declared a quarterly cash dividend of $0.40 per share payable in December 2020
•FY'20 Adjusted EPS is expected to be in the range of $2.25 to $2.35

GREENSBORO, N.C. - October 29, 2020 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended September 26, 2020.

“Our strategic actions delivered strong results in the quarter and are enhancing the Kontoor operating model focused on more profitable and sustainable long-term growth,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “Investments in our brands, people and partnerships drove significant sequential top line improvement, while restructuring, quality-of-sales initiatives and accretive mix shifts supported solid gross margin increases. And, importantly, our robust cash flow generation allowed us to continue to aggressively pay down debt, while also providing the opportunity to reinstate a quarterly dividend in the fourth quarter of 2020, a key tenet of our total shareholder return model.”

“Our accomplishments during the third quarter are a direct reflection of our colleagues’ incredible efforts, and I want to thank them for their tremendous contributions throughout these dynamic times,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

Third Quarter 2020 Income Statement Review

Revenue decreased to $583 million, a 9 percent year-over-year decline on a reported and constant currency basis.

Revenue declines during the quarter were primarily driven by COVID-19 impacts, offset in part by increases in Digital, new business development wins, and a $33 million shift in the timing of U.S. Wrangler® shipments from the second quarter to the third quarter of 2020.

During the third quarter, U.S. revenue was $455 million, flat year-over-year on a reported basis. The impacts of COVID-19 were in part offset by growth in Digital, with U.S. digital wholesale increasing 68 percent and U.S. owned.com increasing 43 percent, as well as new business development wins and the previously mentioned timing shift.

International revenue was $128 million, down 30 percent on a reported basis and down 31 percent in constant currency, primarily driven by COVID-19 impacts. Despite the decline, both the Europe and China businesses experienced a gradual recovery during the quarter, with continued sequential revenue improvements in both regions expected in the fourth quarter.

Wrangler® brand global revenue decreased to $347 million, a 6 percent decline on a reported and constant currency basis. Wrangler® U.S. revenue increased 2 percent, driven by increases in Digital, strength in the Western business and the previously mentioned timing shift into the third quarter.

Lee® brand global revenue decreased to $214 million, down 8 percent on a reported and constant currency basis, driven primarily by COVID-19 impacts. Lee® U.S. revenue increased 10 percent, a result of new business development wins and increases in Digital during the quarter.

Other global revenue declined 43 percent to $22 million on a reported and constant currency basis driven by COVID-19 impacts to the Company’s VF OutletTM stores, as well as planned reductions in the sale of goods manufactured for third parties and the Rock & Republic® brand.

Gross margin increased 410 basis points to 44.2 percent of revenue on a reported basis. On an adjusted basis, gross margin increased 240 basis points to 43.3 percent of revenue. Benefits of product costs as well as favorable channel and product mix were the primary drivers of the increase in adjusted gross margin.

Selling, General & Administrative (SG&A) expenses were $175 million on a reported basis. On an adjusted basis, SG&A was $150 million, or 25.6 percent of revenue, down 230 basis points year-over-year. Adjustments primarily represent costs associated with the global ERP implementation and information technology infrastructure build-out. Tight expense control and restructuring benefits helped offset fixed cost de-leverage due to revenue declines.

Operating income on a reported basis was $83 million, increasing 167 percent compared with the prior year. On an adjusted basis, operating income was $103 million, increasing 24 percent from $83 million in the same period in 2019. Adjusted operating margin increased 460 basis points to 17.6 percent of revenue, reflecting the benefits of gross margin improvements and tight expense control, which more than offset the significant impacts of COVID-19.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $91 million. Adjusted EBITDA was $109 million, increasing 22 percent from $90 million in the prior year. EBITDA margin on a reported basis increased to 15.7 percent of revenue. Adjusted EBITDA margin increased 470 basis points to 18.8 percent of revenue.

Earnings per share was $1.05 on a reported basis compared with $0.25 in the prior year. Adjusted earnings per share was $1.33 compared with $0.95 in the prior year.

September 26, 2020, Balance Sheet and Liquidity Review

The Company ended the third quarter of 2020 with $285 million in cash and equivalents, and approximately $1.0 billion in long-term debt. At the end of the third quarter of 2020, the Company achieved its lowest net debt level and strongest liquidity position since becoming an independent, publicly traded company in May 2019.

Due to the Company's strong cash generation, during the third quarter of 2020, the Company made additional discretionary repayments on its revolver totaling $100 million. As of September 2020, the Company had $125 million of outstanding borrowings under the Revolving Credit Facility and $368 million available for borrowing against this facility. The Company was in compliance with the terms of its amended credit facility at the end of the third quarter. Strong cash generation is expected to support continued aggressive debt paydown during the fourth quarter of 2020.

Inventory at the end of the third quarter of 2020 was $432 million, down $113 million or 21 percent compared to the prior-year period.

Quarterly Dividend Reinstated and Declared

Given the Company’s continued improving operational performance and strong cash flow generation, the Company today announced its Board of Directors has declared a regular quarterly cash dividend of $0.40 per share of its common stock. The cash dividend will be payable on December 18, 2020, to shareholders of record at the close of business on December 10, 2020.

Outlook

While the impacts from the COVID-19 pandemic and macroeconomic factors remain uncertain, the Company is providing full-year 2020 Adjusted EPS guidance and additional perspective on its fourth quarter outlook, including the following:

•The Company continues to take the necessary, proactive steps to accommodate a prolonged COVID-19 operating environment.

•Revenue in the fourth quarter of 2020 is expected to show continued sequential improvement from third quarter 2020 results, with revenue anticipated to be flat to down modestly.

•Adjusted gross margin in the fourth quarter of 2020 is anticipated to be above the 40.9 percent achieved in the prior year, reflecting continued benefits from ongoing restructuring and quality-of-sales initiatives, as well as higher anticipated growth in more accretive channels such as Digital and improving mix within international.

•Fourth quarter adjusted SG&A is expected to increase year-over-year, driven by strategic decisions to amplify investments in demand creation and DTC in support of both the fourth quarter and long-term revenue.

•Full-year 2020 Adjusted EPS is anticipated to be in the range of $2.25 to $2.35.

•Strong cash generation is expected to support continued aggressive debt paydown, which is anticipated to be at least $100 million during the fourth quarter.

Webcast Information

Kontoor Brands will host its third quarter 2020 conference call beginning at 8 a.m. Eastern Time today, October 29, 2020. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, a non-cash impairment charge related to our Rock & Republic® trademark during the third quarter of 2019 and other adjustments. Adjustments during 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Net Debt - This release refers to “net debt” which represents total long-term debt, including current portion, less cash and equivalents.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the Company's spin-off from VF Corporation, including the risk of disruption to our business in connection with the spin-off and that the Company could lose revenue as a result of such disruption; the risk that the Company does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of the Company; the risk of significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis) following the transition period; and the risk associated with significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Other risks for the Company include foreign currency fluctuations; the level of consumer demand for apparel; financial difficulty experienced by the retail industry; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; restrictions on the Company’s business relating to its debt obligations; diseases, epidemics and public health-related concerns, such as the recent impact of the COVID-19 pandemic, which could continue to result in closed factories, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense industry competition, including from online retailers, and manufacturing and product innovation; changes to trade policy, including tariff and import/export regulations; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; operational difficulties and additional expenses related to the Company’s design and implementation of an enterprise resource planning software system; maintenance by licensees and distributors of the value of the Company’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; volatility in the price and trading volume of the Company’s common stock; failure to declare future cash dividends; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the recent exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and unseasonal or severe weather conditions. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars in thousands)	2020	2019	Change	2020	2019	Change
Net revenues	$583,222	$638,138	(9)%	$1,436,974	$1,896,228	(24)%
Costs and operating expenses
Cost of goods sold	325,512	382,181	(15)%	854,134	1,157,383	(26)%
Selling, general and administrative expenses	174,846	192,293	(9)%	521,935	596,466	(12)%
Non-cash impairment of intangible asset	—	32,636	*	—	32,636	*
Total costs and operating expenses	500,358	607,110	(18)%	1,376,069	1,786,485	(23)%
Operating income	82,864	31,028	167%	60,905	109,743	(45)%
Interest income from former parent, net	—	—	*	—	3,762	*
Interest expense	(13,249)	(14,140)	(6)%	(37,308)	(21,876)	71%
Interest income	283	712	(60)%	1,255	3,543	(65)%
Other expense, net	(751)	(1,456)	(48)%	(1,710)	(3,797)	(55)%
Income before income taxes	69,147	16,144	328%	23,142	91,375	(75)%
Income taxes	8,362	1,642	409%	(1,669)	23,474	(107)%
Net income	$60,785	$14,502	319%	$24,811	$67,901	(63)%
Earnings per common share
Basic	$1.07	$0.26		$0.44	$1.20
Diluted	$1.05	$0.25		$0.43	$1.19
Weighted average shares outstanding
Basic	57,007	56,694		56,938	56,663
Diluted	57,642	57,401		57,669	56,989
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2020 and September 2019 relate to the 13-week and 39-week fiscal periods ended September 26, 2020 and September 28, 2019, respectively. References to September 2020, December 2019 and September 2019 relate to the balance sheets as of September 26, 2020, December 28, 2019 and September 28, 2019, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed and Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2020	December 2019	September 2019
ASSETS
Current assets
Cash and equivalents	$285,251	$106,808	$40,804
Accounts receivable, net	221,971	228,459	302,582
Inventories	432,280	458,101	545,426
Prepaid expenses and other current assets	81,781	84,235	73,162
Total current assets	1,021,283	877,603	961,974
Property, plant and equipment, net	122,739	132,192	126,963
Operating lease assets	71,075	86,582	96,590
Intangible assets, net	16,458	17,293	17,530
Goodwill	212,637	212,836	212,834
Other assets	224,532	190,650	169,874
TOTAL ASSETS	$1,668,724	$1,517,156	$1,585,765
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$148	$1,070	$6,028
Current portion of long-term debt	15,625	—	7,500
Accounts payable	207,564	147,347	149,685
Accrued liabilities	206,521	194,744	190,353
Operating lease liabilities, current	33,065	35,389	35,992
Total current liabilities	462,923	378,550	389,558
Operating lease liabilities, noncurrent	43,023	54,746	64,328
Other liabilities	115,040	101,334	95,701
Long-term debt	1,021,710	913,269	980,607
Commitments and contingencies
Total liabilities	1,642,696	1,447,899	1,530,194
Total equity	26,028	69,257	55,571
TOTAL LIABILITIES AND EQUITY	$1,668,724	$1,517,156	$1,585,765

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2020	2019
OPERATING ACTIVITIES
Net income	$24,811	$67,901
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,384	23,020
Stock-based compensation	9,738	17,798
Non-cash impairment of intangible asset	—	32,636
Due from former parent	—	548,301
Due to former parent	—	(16,065)
Other	70,750	(95,210)
Cash provided by operating activities	129,683	578,381
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(16,481)	(11,750)
Capitalized computer software	(30,038)	(898)
Collection of notes receivable from former parent	—	517,940
Proceeds from sales of assets	13,068	2,049
Other	(3,651)	(422)
Cash (used) provided by investing activities	(37,102)	506,919
FINANCING ACTIVITIES
Borrowings under revolving credit facility	512,500	30,000
Repayments under revolving credit facility	(387,500)	(30,000)
Proceeds from issuance of term loans	—	1,050,000
Payment of deferred financing costs	(4,346)	(12,993)
Repayments of term loans	—	(50,000)
Repayment of notes payable to former parent	—	(269,112)
Net transfers to former parent	—	(1,814,682)
Dividends paid	(31,877)	(31,763)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(2,800)	(514)
Other	(885)	(10,868)
Cash provided (used) by financing activities	85,092	(1,139,932)
Effect of foreign currency rate changes on cash and cash equivalents	770	(1,340)
Net change in cash and cash equivalents	178,443	(55,972)
Cash and cash equivalents – beginning of period	106,808	96,776
Cash and cash equivalents – end of period	$285,251	$40,804

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2020	2019
Segment revenues:
Wrangler	$346,629	$367,206	(6)%	(6)%
Lee	214,440	232,221	(8)%	(8)%
Total reportable segment revenues	561,069	599,427	(6)%	(7)%
Other revenues (b)	22,153	38,711	(43)%	(43)%
Total net revenues	$583,222	$638,138	(9)%	(9)%
Segment profit:
Wrangler	$76,908	$61,070	26%	26%
Lee	40,968	30,156	36%	34%
Total reportable segment profit	$117,876	$91,226	29%	28%
Non-cash impairment of intangible asset (c)	—	(32,636)	*	*
Corporate and other expenses	(31,347)	(29,861)	5%	5%
Interest expense	(13,249)	(14,140)	(6)%	(6)%
Interest income	283	712	(60)%	(60)%
(Loss) profit related to other revenues (b)	(4,416)	843	*	*
Income before income taxes	$69,147	$16,144	328%	324%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
	2020	2019
Segment revenues:
Wrangler	$901,670	$1,101,133	(18)%	(18)%
Lee	483,162	680,660	(29)%	(29)%
Total reportable segment revenues	1,384,832	1,781,793	(22)%	(22)%
Other revenues (b)	52,142	114,435	(54)%	(54)%
Total net revenues	$1,436,974	$1,896,228	(24)%	(24)%
Segment profit:
Wrangler	$139,709	$141,715	(1)%	(2)%
Lee	23,524	61,536	(62)%	(63)%
Total reportable segment profit	$163,233	$203,251	(20)%	(20)%
Non-cash impairment of intangible asset (c)	—	(32,636)	*	*
Corporate and other expenses	(90,917)	(64,232)	42%	42%
Interest income from former parent, net	—	3,762	*	*
Interest expense	(37,308)	(21,876)	71%	70%
Interest income	1,255	3,543	(65)%	(64)%
Loss related to other revenues (b)	(13,121)	(437)	*	*
Income before income taxes	$23,142	$91,375	(75)%	(76)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other includes sales of third-party branded merchandise at VF Outlet™ stores, sales and licensing of Rock & Republic® branded apparel, and sales of products manufactured for third parties. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in their respective segments. Prior to 2020, the Other category also included transactions with VF for pre-Separation activities, none of which continued in 2020. These transactions included sales of VF-branded products at VF Outlet™ stores, as well as sales to VF for products manufactured in our plants, use of our transportation fleet and fulfillment of a transition services agreement related to VF’s sale of its Nautica® brand business in mid-2018.
(c) Represents an impairment charge recorded during the third quarter of 2019 related to the Rock & Republic® trademark.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2020
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$346,629	$(803)	$345,826
Lee	214,440	(1,121)	213,319
Total reportable segment revenues	561,069	(1,924)	559,145
Other revenues	22,153	17	22,170
Total net revenues	$583,222	$(1,907)	$581,315
Segment profit:
Wrangler	$76,908	$(163)	$76,745
Lee	40,968	(517)	40,451
Total reportable segment profit	$117,876	$(680)	$117,196
Corporate and other expenses	(31,347)	4	(31,343)
Interest expense	(13,249)	4	(13,245)
Interest income	283	—	283
Loss related to other revenues	(4,416)	(1)	(4,417)
Income before income taxes	$69,147	$(673)	$68,474

	Nine Months Ended September 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$901,670	$1,149	$902,819
Lee	483,162	2,604	485,766
Total reportable segment revenues	1,384,832	3,753	1,388,585
Other revenues	52,142	35	52,177
Total net revenues	$1,436,974	$3,788	$1,440,762
Segment profit:
Wrangler	$139,709	$(417)	$139,292
Lee	23,524	(857)	22,667
Total reportable segment profit	$163,233	$(1,274)	$161,959
Corporate and other expenses	(90,917)	(54)	(90,971)
Interest expense	(37,308)	15	(37,293)
Interest income	1,255	18	1,273
Loss related to other revenues	(13,121)	16	(13,105)
Income before income taxes	$23,142	$(1,279)	$21,863

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended September
(In thousands, except for per share amounts)	2020	2019

Net revenues - as reported under GAAP	$583,222	$638,138

Cost of goods sold - as reported under GAAP	$325,512	$382,181
Restructuring & separation costs (a)	5,384	(4,867)
Adjusted cost of goods sold	$330,896	$377,314

Selling, general and administrative expenses - as reported under GAAP	$174,846	$192,293
Restructuring & separation costs (a)	(25,340)	(14,490)
Adjusted selling, general and administrative expenses	$149,506	$177,803

Other expense, net - as reported under GAAP	$(751)	$(1,456)
Other adjustments (b)	442	1,183
Adjusted other expense, net	$(309)	$(273)

Diluted earnings per share - as reported under GAAP	$1.05	$0.25
Restructuring & separation costs (a)	0.27	0.26
Non-cash impairment of intangible asset (c)	—	0.44
Adjusted diluted earnings per share	$1.33	$0.95

Net income - as reported under GAAP	$60,785	$14,502
Income taxes	8,362	1,642
Interest expense	13,249	14,140
Interest income	(283)	(712)
EBIT	$82,113	$29,572

Depreciation and amortization - as reported under GAAP	$9,165	$6,995
Restructuring & separation costs (a)	(2,238)	—
Adjusted depreciation and amortization	$6,927	$6,995

EBITDA	$91,278	$36,567
Restructuring & separation costs (a)	17,718	19,357
Non-cash impairment of intangible asset (c)	—	32,636
Other adjustments (b)	442	1,183
Adjusted EBITDA	$109,438	$89,743

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) For the three months ended September 2020, restructuring (benefits) costs related to strategic actions taken by the Company, which included a $6.6 million gain on the sale of manufacturing assets and charges related to cost optimization business activities primarily related to the Company's VF OutletTM business and COVID-19. For the three months ended September 2020 and September 2019, separation costs related to the spin-off from VF Corporation and establishment of Kontoor as a separate public company, which for the 2020 period primarily included costs associated with the ongoing implementation of the Company's global ERP system and information technology infrastructure. These restructuring and separation costs resulted in a corresponding tax impact of $4.2 million and $4.5 million for the three months ended September 2020 and September 2019, respectively.
(b) Other adjustments have been made for the three months ended September 2020 and September 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes.
(c) Non-cash impairment of intangible asset for the three months ended September 2019 represents a write-down of the Rock & Republic® trademark intangible asset to reflect fair value. The $32.6 million impairment charge resulted in a tax impact of $(7.4) million for the three months ended September 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2020		2019
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$583,222	$583,222	$638,138	$638,138

Gross profit	$257,710	$252,326	$255,957	$260,824
As a percentage of total net revenues	44.2%	43.3%	40.1%	40.9%

Selling, general and administrative expenses	$174,846	$149,506	$192,293	$177,803
As a percentage of total net revenues	30.0%	25.6%	30.1%	27.9%

Non-cash impairment of intangible asset	$—	$—	$32,636	$—

Operating income	$82,864	$102,820	$31,028	$83,021
As a percentage of total net revenues	14.2%	17.6%	4.9%	13.0%
Earnings per common share - diluted	$1.05	$1.33	$0.25	$0.95

EBIT	$82,113	$102,511	$29,572	$82,748

EBITDA	$91,278	$109,438	$36,567	$89,743
As a percentage of total net revenues	15.7%	18.8%	5.7%	14.1%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$285,639	$105,757	$2,259	$393,655
Non-U.S. Wholesale	35,724	70,555	1,124	107,403
Branded Direct-to-Consumer	25,266	38,128	8	63,402
Other	—	—	18,762	18,762
Total	$346,629	$214,440	$22,153	$583,222

Geographic revenues
U.S.	$307,512	$126,912	$21,029	$455,453
International	39,117	87,528	1,124	127,769
Total	$346,629	$214,440	$22,153	$583,222

	Three Months Ended September 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$283,616	$93,931	$5,970	$383,517
Non-U.S. Wholesale	60,523	99,386	340	160,249
Branded Direct-to-Consumer	23,067	38,904	9	61,980
Other	—	—	32,392	32,392
Total	$367,206	$232,221	$38,711	$638,138

Geographic revenues
U.S.	$302,819	$115,700	$38,263	$456,782
International	64,387	116,521	448	181,356
Total	$367,206	$232,221	$38,711	$638,138

KONTOOR BRANDS, INC.
Supplemental Financial Information
Additional Information about Liquidity (Non-GAAP)
(Unaudited)

(In millions)	June 2019	September 2019	December 2019	March 2020	June 2020	September 2020
Outstanding Borrowings under the Credit Facilities: (1)
Revolving Credit Facility	$—	$—	$—	$475	$225	$125
Term Loan A (2)	694	695	695	695	693	694
Term Loan B (2)	293	293	218	218	218	218
Total long-term debt, including current portion	$987	$988	$913	$1,388	$1,136	$1,037
Less: cash and equivalents	77	41	107	479	256	285
Net debt at quarter-end (3)	$910	$947	$806	$909	$880	$752

Available borrowing capacity under the Revolving Credit Facility (4)	$499	$499	$499	$24	$273	$368
Cash and equivalents	77	41	107	479	256	285
Available liquidity at quarter-end (5)	$576	$540	$606	$503	$529	$653

Non-GAAP Financial Information: The Company's primary sources of liquidity are cash generated from global operations and cash available under our Revolving Credit Facility. Management reviews net debt and available liquidity at quarter-end, as defined below, in its budgeting and review process. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.
(1) On May 17, 2019, the Company entered into a $1.55 billion senior secured credit facility (the "Credit Agreement") under which it incurred $1.05 billion of indebtedness. At inception, this facility consisted of a five-year $750.0 million term loan A facility (“Term Loan A”), a seven-year $300.0 million term loan B facility (“Term Loan B”) and a five-year $500.0 million revolving credit facility (the “Revolving Credit Facility”) (collectively, the “Credit Facilities”) with the lenders and agents party thereto. The Company entered into an amendment to the Credit Agreement on May 5, 2020 (the "Amendment") that established a temporary relief period for certain provisions regarding certain financial covenants, including the addition of a minimum liquidity floor as defined in the Amendment, which differs from the liquidity calculation presented in the table above.
(2) As of September 2020, Term Loan A and Term Loan B had remaining outstanding principal balances of $700.0 million and $223.0 million, respectively, and are recorded net of unamortized original issue discount and deferred financing costs.
(3) Net debt at quarter-end is calculated as total long-term debt, including current portion, outstanding under the Credit Facilities less the Company's cash and equivalents balance.
(4) Available borrowing capacity under the Revolving Credit Facility is calculated as the total borrowing limit under the Revolving Credit Facility less outstanding borrowings and standby letters of credit issued on behalf of the Company under the facility.
(5) Available liquidity at quarter-end is defined as the sum of the Company's available borrowing capacity under the Revolving Credit Facility plus the Company's cash and equivalents balance.